                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                    Allied Riser Communications Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common stock, par value $.0001 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                   019496108
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                                 (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------

            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 019496108                   13G                 PAGE 2 OF 5 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)

        EGI-ARC Investors, L.L.C.
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [ ]


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  3     SEC Use Only


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  4     Citizenship or Place of Organization

        State of Delaware
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    Number of
                           5       Sole Voting Power

      Shares                           5,943,799
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power

                                       0
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power

       Each                            5,943,799
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

                                       0
    Person With
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  9     Aggregate Amount Beneficially Owned by Each Reporting Person

               5,943,799
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)


--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)

               10.34%
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 12     Type of Reporting Person (See Instructions)

               OO (limited liability company)
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CUSIP No. 019496108                SCHEDULE 13G               Page 3 of 5 Pages
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ITEM 1(A)         Name of Issuer
                  --------------

                  This Schedule 13G relates to the common stock, par value $.0001 per share, of Allied Riser Communications Corporation, a Delaware corporation (the "Issuer").

ITEM 1(B)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  The Issuer's principal executive offices are located at 1700 Pacific Avenue, Suite 400, Dallas, Texas 75201.

ITEM 2(A)         Name of Person Filing:
                  ---------------------

                  This Schedule 13G is being filed by EGI-ARC Investors, L.L.C., a Delaware limited liability company.

ITEM 2(B)         Address of Principal Business Office or, if None, Residence:
                  -----------------------------------------------------------

                  The principal business address of EGI-ARC Investors, L.L.C. is 3753 Howard Hughes Parkway, Suite 200, Las Vegas, NV 89109

ITEM 2(C)         Citizenship:
                  -----------

                  EGI-ARC Investors, L.L.C. is a Delaware limited liability company.

ITEM 2(D)         Title of Class of Securities:
                  ----------------------------

                  common stock, par value $.0001 per share, of the Issuer
                  The percentages contained herein are based upon 57,354,420 shares of Issuer's common stock being issued and outstanding, as reported by the Issuer in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 31, 2000.

ITEM 2(E)         CUSIP Number:
                  ------------

                  019496108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(D), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [  ]     broker or dealer registered under Section 15
                                    of the Act.
                  (b)      [  ]     bank as defined in Section 3(a)(6) of the
                                    Act.
                  (c)      [  ]     insurance company as defined in Section
                                    3(a)(19) of the Act.


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CUSIP No. 019496108                SCHEDULE 13G               Page 4 of 5 Pages
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                  (d)      [  ]     investment company registered under Section
                                    8 of the Investment Company Act.
                  (e)      [  ]     investment adviser in accordance with Rule
                                    13d-1(b)(1)(ii)(E).
                  (f)      [  ]     employee benefit Plan or endowment fund in
                                    accordance with Rule 13d-1(b)(1)(ii)(F).
                  (g)      [  ]     parent holding company or control person in
                                    accordance with Rule 13d-1(b)(1)(ii)(G).
                  (h)      [  ]     savings association as defined in Section
                                    3(b) of the Federal Deposit Insurance Act.
                  (i)      [  ]     church plan that is excluded from the
                                    definition of an investment company under
                                    Section 3(c)(14) of the Investment Company
                                    Act.
                  (j)      [  ]     group, in accordance with Rule
                                    13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

         Set forth below is information regarding the aggregate number and percentage of the Issuer's common stock that is beneficially owned by the reporting person as of the date this Schedule 13G is filed.

         (a)      Amount beneficially owned:  5,943,799

         (b)      Percent of class:  10.34%

         (c)      Number of shares as to which the person has:

                           (i)      Sole power to vote or to direct the vote:
                                    5,943,799

                           (ii)     Shared power to vote or to direct the vote:
                                    0

                           (iii) Sole power to dispose or to direct the disposition of: 5,943,799

                           (iv) Shared power to dispose or to direct the disposition of: 0


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.


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CUSIP No. 019496108                SCHEDULE 13G               Page 5 of 5 Pages
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ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICES OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  The undersigned hereby makes the following certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purposes of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February    , 2001
               ---

                                          EGI-ARC Investors, L.L.C.


                                          By: /s/ Donald J. Liebentritt
                                             --------------------------
                                          Donald J. Liebentritt, Vice President